                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Harrington Financial Group, Inc.
Richmond, Indiana


We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Harrington Financial Group, Inc. (formerly Financial Research Corporation) and subsidiary for the year ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Harrington Financial Group, Inc. and subsidiary for the year ended June 30, 1994, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1994.





/s/ Geo. S. Olive & Co. LLC

Richmond, Indiana
August 9, 1994